UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): August 28, 2007
THE TIMBERLAND COMPANY

(Exact name of Registrant as Specified in Charter)

DELAWARE	1-9548	02-0312554

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Domain Drive, Stratham, NH	03885

(Address of Principal Executive Offices)	(Zip Code)
(603) 772-9500

(Registrant’s telephone number, including area code)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)      Appointment of Certain Officers
          On August 28, 2007, the Board of Directors of The Timberland Company (“Company”) appointed John Crimmins, 50, as its Chief Financial Officer and Vice President, Finance, effective September 10, 2007. Mr. Crimmins has served as Acting Chief Financial Officer since March 29, 2007. He will also continue in his role as Chief Accounting Officer, which is a position he has held since joining the Company in 2002. He previously also held the titles of Vice President and Corporate Controller since 2002. From 1999 to 2002, Mr. Crimmins served as Chief Financial Officer of Interactiveprint, a privately held company in the business of printing services. Prior to joining Interactiveprint, Mr. Crimmins served in a variety of positions at Cahners Business Information for over 15 years serving most recently as its Senior Vice President—Financial Operations.
          As Chief Financial Officer, Vice President, Finance and Chief Accounting Officer, Mr. Crimmins will be responsible for the full range of finance activities including accounting, financial planning & analysis, treasury, and audit. Mr. Crimmins has no family relationship with any director or executive officer or anyone nominated or chosen for such positions.
          In connection with Mr. Crimmins appointment, he will receive a non-qualified stock option grant to purchase 25,000 shares of the Company’s Class A Common Stock on September 11, 2007 at the market closing price pursuant to the Company’s 2007 Incentive Plan. The shares subject to such stock options will vest one-third annually over three years. His base salary will also be increased from $296,400 to $325,000.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMBERLAND COMPANY

Date: August 31, 2007	By:	/s/ John Crimmins
		Name:	John Crimmins
		Title:	Vice President, Corporate Controller and Chief Accounting Officer